EXHIBIT 10.21

VINTAGE PETROLEUM, INC.

PERFORMANCE-BASED CASH BONUS

PROGRAM FOR CHIEF EXECUTIVE OFFICER

1. Purpose; Base Amount. Vintage Petroleum, Inc., a Delaware corporation (the “Company”), has established a performance-based cash bonus program for Charles C. Stephenson, Jr., the Chairman of the Board, President and Chief Executive Officer of the Company, the purpose of which is to enhance stockholder value by providing Mr. Stephenson with added incentive to achieve certain specific performance goals. The Company has established a base cash bonus amount of $1,200,000 (the “Base Amount”). Mr. Stephenson has the ability to earn a cash bonus in the amount of $0 to $2,400,000 (or 0% to 200% of the Base Amount) as described below. Any capitalized terms used herein that are not otherwise defined herein shall have the respective meanings provided in the Company’s 1990 Stock Plan, as amended (the “Plan”).

2. Calculation of Bonus Amount. On the 65th day following the close of the Performance Period (the “Date of Determination”), the amount of the cash bonus earned under this Program shall be determined and calculated as follows:

The amount of the cash bonus to be earned under this Program shall be based upon the Company’s Total Stockholder Return as compared to the Total Stockholder Return of the Company’s Peer Group during the Performance Period.

For this purpose, “Total Stockholder Return” shall be determined as follows, expressed as a percentage:

Total Stockholder	=	Change in Stock Value
Return		Beginning Stock Value

“Change in Stock Value” shall mean the Ending Stock Value minus the Beginning Stock Value; “Beginning Stock Value” shall mean $100, invested in common stock at the closing price on the New York Stock Exchange, American Stock Exchange or Nasdaq, as the case may be, of one share of common stock for the last trading day immediately prior to the first day of the Performance Period; “Ending Stock Value” shall mean the closing price on the New York Stock Exchange, American Stock Exchange or Nasdaq, as the case may be, of one share of common stock for the last trading day immediately prior to the last day of the Performance Period, multiplied by the sum of the number of shares represented by the Beginning Stock Value initial $100 investment plus such additional shares resulting from all dividends paid on common stock during the Performance Period being treated as though they are reinvested on the applicable ex-dividend dates at the applicable closing price on such dates. Shares used in determining Total Stockholder Return shall be appropriately adjusted for stock splits and stock dividends during the Performance Period.

Following the Total Stockholder Return determination, the Company’s “Percentile Rank” shall be determined as follows:

Percentile		Total number of companies in Peer Group (including the Company) minus Company Rank
Rank	=	Total number of companies in Peer Group (excluding the Company)

“Company Rank” shall be determined by listing from highest Total Stockholder Return to lowest Total Stockholder Return each company in the Peer Group (including the Company) and counting down from the company with the highest Total Stockholder Return (beginning with such company) to the Company’s position.

The percent of the Base Amount earned shall then be determined based on the following chart:

If	Percent of Base Amount

Percentile Rank (“PR”) is less than 25th percentile	Zero

PR is equal to or greater than 25th percentile; less than 50th percentile	Interpolate between: 25th percentile = 30% 50th percentile = 100%

PR is equal to or greater than 50th percentile; less than 100th percentile	PR times 2, capped at 150%

Company Rank is number 1	200%

By way of illustration only, an example applying the above performance measure to determine the percent of the Base Amount earned utilizing a sample Peer Group of 16 companies (including the Company) is attached as Exhibit A hereto.

The amount of the cash bonus, if any, earned under this Section 2 shall be paid in full to Mr. Stephenson promptly after the Date of Determination.

3. Termination of Employment; Change in Control.

(a) Notwithstanding the provisions of Section 2, in the event of Mr. Stephenson’s “Termination of Employment” (as defined in Section 5(b)), other than a Termination of Employment that occurs as a result of an event described in subsection (b)(1) of this Section 3 or a Termination of Employment that is described in subsection (b)(2) of this Section 3, prior to the Date of Determination, Mr. Stephenson shall receive no bonus under this Program.

(b) Notwithstanding the provisions of Section 2, at the time of the occurrence of any of the following events prior to the Date of Determination,

Mr. Stephenson shall receive a cash bonus in the amount that he would be entitled to as of the date of the occurrence of such event under the conditions described in Section 2 if the Performance Period ended as of the date of the occurrence of such event:

(1) Mr. Stephenson’s death or “Disability” (as defined in Section 5(c)); or

(2) Mr. Stephenson’s Termination of Employment, but only if such Termination of Employment is the result of a dismissal or other action by the Company or any of its Subsidiaries and does not constitute a “Termination for Cause” (as defined in Section 5(a)).

Notwithstanding the provisions of Section 2, in the event of the occurrence of a “Change of Control” (as defined in the Plan) of the Company prior to the Date of Determination, Mr. Stephenson shall receive a cash bonus in the amount of the Base Amount.

In the event that a cash bonus becomes payable to Mr. Stephenson under this Section 3(b), the amount of such cash bonus shall be paid in full to Mr. Stephenson promptly following the occurrence of such event triggering such cash bonus, and Mr. Stephenson shall receive no other cash bonus amounts under this Program.

4. Taxes.

Mr. Stephenson will pay to the Company or a Subsidiary, as the case may be, or make arrangements satisfactory to the Company or such Subsidiary regarding the payment of, any federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Subsidiaries with respect to the payment of any cash bonus under this Program. The Company or any of its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to Mr. Stephenson any federal, state, or local taxes of any kind required by law to be withheld with respect to the payment of any cash bonus under this Program.

5. Certain Definitions. As used in this Program, the following terms shall have the respective meanings indicated:

(a) “Termination for Cause” shall mean a Termination of Employment as a result of (1) Mr. Stephenson’s willful and continued failure substantially to perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness), (2) Mr. Stephenson’s conviction for a felony, proven or admitted fraud, misappropriation, theft or embezzlement by him, his inebriation or use of illegal drugs in the course of, related to or connected with the business of the Company or any of its Subsidiaries, or his willful engaging in misconduct that is materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise, or (3) if Mr. Stephenson has entered into an employment agreement or contract with the Company or any of its Subsidiaries, any other action or omission that is identified in such agreement or contract as giving rise to “Cause” for the termination of his employment with the Company or any of its Subsidiaries. For this purpose, no act, or failure to act, on Mr. Stephenson’s part shall be considered “willful” unless done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of Company or any of its Subsidiaries.

(b) “Termination of Employment” shall mean the termination of Mr. Stephenson’s full-time employment with the Company or any of its Subsidiaries for any reason other than his death or Disability.

(c) “Disability” shall mean a physical or mental impairment of sufficient severity such that, in the opinion of a physician selected by the Company, Mr. Stephenson is unable to continue to serve as an employee of the Company or any of its Subsidiaries.

(d) “Peer Group” shall mean those companies identified on Exhibit B hereto; provided, however, in the event that a company in the Peer Group is no longer in existence or does not have a class of common stock that is listed on the New York Stock Exchange, American Stock Exchange or Nasdaq on the last day of the Performance Period (or on the last day of Performance Period as so modified upon the occurrence of any of the events described in Section 3(b)(1) or 3(b)(2)), such company shall be replaced automatically with a company identified on Exhibit B hereto under the caption “Alternate Companies for Peer Group,” in the order listed; provided, that the replacement company shall be in existence and its common stock so listed on the last day of the Performance Period being measured and the committee of the Board of Directors of the Company that administers the Plan shall have not determined, in its sole discretion, that some unusual or extraordinary circumstance exists or has occurred that makes it inappropriate to include such replacement company in the Peer Group; and provided, further, in the event that the Alternate Companies for Peer Group list has been exhausted, the committee of the Board of Directors of the Company that administers the Plan may, in its sole discretion, replace such company with another company of its choosing or reduce the size of the Peer Group.

(e) “Performance Period” shall mean the period that commences on January 1, 2004, and ends on December 31, 2006.

6. Miscellaneous.

(a) No right or interest of Mr. Stephenson in this Program shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

(b) This Program shall be administered by the committee of the Board of Directors of the Company that administers the Plan. The determination of such committee as to any disputed question arising under this Program, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

(c) This Program shall be construed in accordance with and governed by the laws of the State of Oklahoma.

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